SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a party other than the Registrant  ☐

Check the appropriate box:

☒ Preliminary Proxy Statement	☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
CARDIMA, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transactions applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement no.:

(3)	Filing Party:

(4)	Date Filed:

CARDIMA, INC.
47266 Benicia Street
Fremont, California 94538

Notice of Special Meeting of Stockholders
To Be Held October [7], 2002

To the Stockholders of Cardima, Inc.:

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the “Special Meeting”) of Cardima, Inc., a Delaware corporation (the “Company”), will be held on Monday, October [7], 2002, at 9:00 a.m. local time, at the Company’s executive offices located at 47266 Benicia Street, Fremont, California 94538, for the following purposes:

1.  To consider and vote upon a proposal to approve the issuance of shares of our common stock and warrants to purchase shares of our common stock in connection with our private placement;

2.  To consider and vote upon a proposal to approve an amendment to our Certificate of Incorporation authorizing the Board to increase our number of authorized shares of Common Stock from 75,000,000 to 100,000,000; and

3.  To transact such other business as may properly come before the Special Meeting and any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Our Board of Directors has fixed the close of business on September 10, 2002, as the record date for determining the stockholders entitled to notice of and to vote at the Special Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors,

Ronald E. Bourquin
Senior Vice President, Chief Financial Officer and Secretary

Fremont, California
September     , 2002

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING IN PERSON. HOWEVER, WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, YOU ARE URGED TO MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE PROVIDED TO ENSURE YOUR REPRESENTATION AND THE PRESENCE OF A QUORUM AT THE SPECIAL MEETING. IF YOU SEND IN YOUR PROXY CARD AND THEN DECIDE TO ATTEND THE SPECIAL MEETING TO VOTE YOUR SHARES IN PERSON, YOU MAY STILL DO SO. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE ATTACHED PROXY STATEMENT.

CARDIMA, INC.
47266 Benicia Street
Fremont, California 94538

PROXY STATEMENT
FOR SPECIAL MEETING OF STOCKHOLDER
OCTOBER [7], 2002

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board of Directors”) of Cardima, Inc., a Delaware corporation (the “Company”), for use at the Special Meeting of Stockholders to be held on Monday, October 7, 2002, at 9:00 a.m. local time (the “Special Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Special Meeting. The Special Meeting will be held at the Company’s executive offices located at 47266 Benicia Street, Fremont, California 94538. The Company intends to mail this Proxy Statement and the enclosed proxy card, on or about September[    ] , 2002, to all stockholders entitled to vote at the Special Meeting.

Solicitation

The solicitation of proxies will be conducted by mail, and we will bear all attendant costs. These costs will include the expense of preparing and mailing proxy solicitation materials for the Special Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation materials regarding the Special Meeting to beneficial owners of our common stock. In addition, we may conduct further solicitation personally, telephonically, by facsimile or via electronic mail through our officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation. We have retained Investor.com, Inc. to assist in the solicitation of proxies at an estimated cost of $17,500.

Record Date; Voting Securities

The close of business on September 10, 2002, has been fixed as the record date (the “Record Date”) for determining the holders of shares of our common stock entitled to notice of and to vote at the Special Meeting. At the close of business on the Record Date, we had approximately [                ]    shares of common stock outstanding.

Voting Rights

Each outstanding share of common stock on the Record Date is entitled to one vote on all matters to be voted upon at the Special Meeting. Shares of common stock may not be voted cumulatively. The votes of any shares issued to the investors as part of our August private placement or issued or issuable upon exercise of the warrants issued as part of the August private placement shall be excluded from the vote on Proposal 1 pursuant to the Rules of the National Association of Securities Dealers, Inc.

Votes cast by proxy or in person at the Special Meeting will be tabulated by the Inspectors of Elections (the “Inspectors”) with the assistance of our transfer agent. The Inspectors also will determine whether a quorum is present. Under our Bylaws, the holders of fifty percent (50%) of the stock outstanding and entitled to vote at the Special Meeting, present in person or by proxy, shall constitute a quorum with respect to the Special Meeting. Stockholders holding shares of our capital stock who are present in person or represented by proxy (including stockholders who abstain from voting their shares or who do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present.

Proposal 2, to approve an amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock, requires the affirmative vote of a majority of the outstanding shares to be approved. All other matters submitted to the stockholders will require the affirmative vote of a majority of shares present in person or represented by proxy at a duly held meeting, at which a quorum is present, as required under Delaware law for approval of proposals presented to stockholders. Stockholders who abstain from voting as to a particular matter will not be counted as votes in favor of the matter. Accordingly, abstentions will have the effect of a vote “No” on any matter submitted to the stockholders.

Any proxy that is returned unmarked as to a particular item will be voted FOR Proposals 1 and 2, and as the proxy holders deem advisable on other matters that may come before the meeting. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter (“broker non-votes”), those non-voted shares will be counted for quorum purposes, but are not deemed to be present or represented for determining whether stockholder approval of a proposal has been obtained. Broker non-votes will have the same effect as negative votes with respect to Proposal 2.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to us (Attention: Gabriel B. Vegh or Ronald E. Bourquin, Inspectors of Election) a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not, by itself, revoke a proxy.

PROPOSAL 1

APPROVAL FOR PURPOSES OF THE NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC. RULE 4350(i)(1)(D) OF THE ISSUANCE OF THE COMPANY’S COMMON STOCK AND WARRANTS TO PURCHASE SHARES OF THE COMPANY’S COMMON STOCK IN CONNECTION WITH THE COMPANY’S PRIVATE PLACEMENT AS DESCRIBED IN THIS PROPOSAL 1

Summary of August Private Placement

On August 5, 2002, we entered into stock and warrant purchase agreements (the “August Purchase Agreements”) with certain institutional and other accredited investors (the “Investors”) for the sale of shares of our common stock and warrants to purchase shares of our common stock in a multiple-stage private placement. At the initial closing on August 5, 2002 (the “August 5 Closing”), we issued to Investors 6,788,325 shares of common stock at a price of $0.72 per share. In the August 5, 2002 Closing, we also issued to the Investors warrants to purchase an additional 2,036,491 shares of our common stock with an exercise price equal to $0.90 per share. The August 5 Closing resulted in net proceeds from the initial sale of our common stock of approximately $4.5 million. We also issued to a financial advisor a warrant to purchase up to 678,832 shares of our common stock in connection with the August 5 Closing (the “August 5 Agent Warrant”). The August 5 Agent Warrant has an exercise price of $1.1875 per share.

At a subsequent closing on August 12, 2002 (the “August 12 Closing”), we issued to one Investor 194,552 shares of our common stock at $1.028 per share and a warrant to purchase an additional 58,365 shares of our common stock with an exercise price of $1.285 per share. The August 12 Closing resulted in net proceeds from the initial sale of our common stock of approximately $186,000. We also issued to a financial advisor a warrant to purchase 19,455 shares of our common stock in connection with the August 12 Closing (the “August 12 Agent Warrant”). The August 12 Agent Warrant has an exercise price of $1.20 per share.

The purchase price for shares issued at each of the August 5 Closing and the August 12 Closing was equal to the average closing price for our common stock for the five trading days ending on the trading date immediately prior to the closing date (the “Purchase Price”). The exercise price for the warrants issued to the Investors in each of the August 5 Closing and the August 12 Closing was equal to 125% of the respective Purchase Price.

Summary of Proposed Private Placement

We also hope to complete prior to December 31, 2002, on the terms and conditions set forth under “Subsequent Closings of the Private Placement,” an additional closing or closings of the private placement involving the sale of up to 25,000,000 shares of common stock (including share issuable upon exercise of warrants). This proposed future sale of shares of common stock and related warrants is referred to as the “Proposed Private Placement.” In this Proposal 1, we will at times refer to the August 5 Closing, the August 12 Closing and the Proposed Private Placement collectively as the “Private Placement.”

The terms of the purchase agreements and warrants from the August 5 Closing and the August 12 Closing (the “August Private Placement”), and those which may be issued at subsequent closings, are described in more detail below.

Our Board of Directors approved the terms of the Private Placement.

Why We Are Seeking Stockholder Approval

The issuance by us of common stock and other securities pursuant to the August Private Placement and the Proposed Private Placement is being submitted to the stockholders at the Special Meeting because the sale is subject to stockholder approval pursuant to the Rules of the National Association of Securities Dealers, Inc. (“NASD”) applicable to entities, such as us, whose securities are authorized for trading on the Nasdaq National Market System (“Nasdaq”). Under NASD Rule 4350(i)(1)(D), companies whose securities are traded on Nasdaq must obtain stockholder approval for the issuance of securities in a private offering of common stock at a price less than the greater of the book or market value per share of such common stock, if the issuance amounts to twenty percent (20%) or more of the common stock or twenty percent (20%) or more of the voting power of a company outstanding before the issuance ( the “20% Rule”). Our Board of Directors has submitted this Proposal 1 to our stockholders for approval because the NASD Rules require us to receive stockholder approval of the sale of our common stock and warrants to purchase shares of our common stock in the Private Placement.

For purposes of the 20% Rule, we had issued and outstanding as of August 3, 2002 (the date which was two days prior to the date of the initial closing of a sale of common stock that will be integrated with the sales of the shares in the Proposed Private Placement), 42,883,608 shares of common stock. The shares issued in the August Private Placement, together with the shares we anticipate issuing in connection with the Proposed Private Placement, represent approximately 81.1% of our outstanding shares as of August 3, 2002, assuming the full exercise of all warrants issued (or to be issued) in connection with the Private Placement. The average purchase price of the shares sold or to be sold to Investors in connection with the Private Placement is equal to the average market value per share of our common stock immediately prior to the respective closings. However, we have been informed by Nasdaq that because the Investors have received or will receive warrants in connection with their purchase of in excess of 20% of our outstanding shares of common stock, the shares of common stock issued or to be issued in the Private Placement are deemed to be issued at a discount to market for the purposes of the 20% Rule. While the August Private Placement, by itself, did not require stockholder approval due to its proximity to the Proposed Private Placement and the likelihood that the Nasdaq would view the August Private Placement and the Proposed Private Placement as a series of related transactions, we are seeking your approval of the Private Placement to satisfy the requirements of the 20% Rule.

The approval sought under this Proposal 1 will be effective to satisfy the required stockholder approval under the 20% Rule. We therefore are seeking the approval by our stockholders for the issuance and sale of our common stock and warrants in all past and future closings of the Private Placement to satisfy the 20% Rule.

Under the NASD Rules, the minimum vote which will constitute stockholder approval of this Proposal 1 for the purposes of the 20% Rule shall be a majority of the total votes present in person or represented by proxy at the Special Meeting. Nasdaq has informed us that the votes of any shares issued to the Investors as part of our August Private Placement or issued or issuable upon exercise of the warrants issued as part of our August Private Placement must be excluded from the vote on this Proposal 1 pursuant to the Rules of the NASD.

Impact if Proposal 1 is Not Approved

In the event that we do not receive stockholder approval of this Proposal 1, and if we sell common stock in the Proposed Private Placement which, together with the shares sold in the August Private Placement, exceeds 20% of the shares outstanding as of August 3, 2002, we would not be in compliance with the 20% Rule. In that event, our common stock could be delisted from the Nasdaq.

Our Board of Directors has determined that the Private Placement will be in our best interest and in the best interest of our stockholders because receipt of the proceeds from the offering will enable us to continue operations. In addition, if we are unable to obtain stockholder approval of this Proposal 1, we will be unable to complete any subsequent closings of the Private Placement and would have to pursue other financial and operational alternatives in order to continue our operations. If we cannot raise additional funds by completing subsequent closings of the Private Placement, we will be forced to look for sources of alternative funding which, even if available, may be on terms substantially less favorable to us.

If we are unsuccessful in obtaining additional funding, or if the terms of such funding are onerous, it could cause us to, among other things:

•	scale back or eliminate some or all of our research and development programs;

•	limit marketing of our products;

•	license to third parties products or technologies that we would otherwise seek to develop ourselves;

•	become insolvent; or

•	cease operations.

Furthermore, if we are unsuccessful in obtaining additional funding, or if the terms of such funding are onerous, we may be unable to maintain the minimum bid price required for our shares to comply with the minimum listing requirements of the NASD Rules and our common stock could be delisted from Nasdaq.

Background of the Transaction

As a result of discussions regarding our capital requirements and the uncertainty in the financial markets generally, our Board of Directors and our management determined that we should raise additional capital through the sale of equity securities to address our short-term working capital needs. Our Board of Directors authorized our Chief Financial Officer to seek such financing and negotiate with potential investors. After negotiations regarding the terms of the August Purchase Agreements, we completed on August 5, 2002 our first closing under the August Purchase Agreements.

The August Closings Pursuant to the August Purchase Agreements

On August 5, 2002, we entered into the August Purchase Agreements with the Investors for the sale of common stock and warrants to purchase common stock as part of a multiple-stage Private Placement. Similar purchase agreements and warrants may be used in subsequent closings of the Private Placement. The terms of the August Purchase Agreements and the August Warrants, and the purchase agreement and warrants proposed to be used in Subsequent Closings, are described in more detail below.

Summary of the Terms of the August Closings

The principal terms of the August Private Placement are set forth below. Copies of (i) the form of August Purchase Agreement and (ii) the form of August Agent Warrant were filed as exhibits to the Report on Form 8-K/A filed with the Securities and Exchange Commission (the “SEC”) on September [    ], 2002. The financing documents filed as exhibits to the Report on Form 8-K/A filed with the SEC on September [    ], 2002 are referred to collectively as the “Financing Documents.” You are encouraged to review carefully and in its entirety the full text of the Financing Documents. The following summary is qualified in its entirety by reference to the more detailed terms and conditions set forth in the Financing Documents.

You may obtain copies of the Financing Documents without charge upon written or oral request to the Secretary, Cardima, Inc., 47266 Benicia Street, Fremont, California 94538, telephone number (510) 354-0300.

August Purchase Agreements

General.    Pursuant to the August Purchase Agreements, we sold to the Investors (i) at the August 5 Closing 6,788,325 shares of common stock and warrants exercisable for an additional 2,036,491 shares of common stock and (ii) at the August 12 Closing 194,552 shares of common stock and a warrant exercisable for an additional 58,365 shares of common stock. The warrants issued in the August Private Placement are described below in further detail. We received gross proceeds of approximately $4.7 million in connection with the sale of common stock in the August Private Placement. We also may issue additional common stock and additional warrants in subsequent closings as described below.

Restrictions on Transfer.    The Investors have agreed not to sell, offer to sell, assign, pledge, hypothecate or otherwise transfer any shares, warrants, or shares of common stock issuable upon exercise of the warrants unless (i) in a transaction meeting the requirements of Rule 144 of the SEC, or in accordance with another exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) (and based upon an opinion of counsel if we so request) or (ii) pursuant to an effective registration statement under the Securities Act and registration and qualification of the shares including underlying shares underlying the warrants.

Registration Rights Provisions.    Pursuant to the registration rights provisions of the August Purchase Agreements, we have agreed to file with the SEC on or before October 4, 2002, a registration statement for registering under the Securities Act all of the shares of our common stock sold to the Investors in the August Private Placement, all shares that are issuable to Investors upon exercise of the warrants and all shares that are issuable upon exercise of the August 5 and August 12 Agent Warrants (the “Registration Statement”), subject to the following limitations:

•
We may at any time refuse to permit the Investors to resell any shares pursuant to the Registration Statement; provided, we deliver to the Investors in writing a certificate to the effect that a delay in such sales is necessary because, in our good faith judgment, sales pursuant to the Registration Statement would require the public disclosure of information that would not otherwise be required to be disclosed (which disclosure would, in our good faith judgment, have a significant adverse effect on us) or could in other respects constitute a violation of the federal securities laws or otherwise materially adversely affect us.

•
We may not under any circumstances prohibit the Investors from reselling any shares (i) more than two (2) times in the twelve (12) month period following their respective closing date, and any individual period during which we prohibit the Investors from reselling any shares in the twelve (12) month period following their respective closing date may not exceed sixty (60) days, and (ii) more than two (2) times in the second twelve (12) month period following their respective closing date, and individual period during which we prohibit the Investors from reselling any shares in the second twelve (12) month period following their respective closing date may not exceed forty-five (45) days.

Terms of the August Warrants

General Terms.    The initial purchase price for the shares of common stock issuable upon exercise of the warrants issued at the August 5 Closing is $0.90 per share. The initial purchase price for the shares of common stock issuable upon exercise of the warrant issued at the August 12 Closing is $1.285 per share. The purchase price of the shares of common stock issued at the August 5 Closing and the August 12 Closing was $0.72 and $1.028, respectively, in each case the “Purchase Price.” Each Investor in the August Private Placement received a warrant to purchase three (3) shares of common stock for every ten (10) shares of common stock purchased by such Investor in the August Private Placement. The exercise price of the warrant issued to the Investors is equal to 125% of the Purchase Price, or $0.90 in the case of the August 5 Closing and $1.285 in the case of the August 12 Closing. The exercise price of the warrants issued in the August 5 Closing and the August 12 Closing (the “August Warrants”) is subject to adjustment for stock splits, recapitalizations, recombinations and stock dividends.

Adjustments to Exercise Price and Number of Shares.    Each August Warrant is exercisable commencing six (6) months after the date of issuance. The exercise price and the number of shares of common stock to be issued upon the exercise of an August Warrant are subject to adjustment, from time to time, upon the occurrence of any of the following events:

(a)
if we (i) declare or pay a dividend in, or make a distribution of shares of common stock, on our outstanding shares of common stock, (ii) subdivide our outstanding shares of common stock into a greater or lesser number of shares, or (iii) combine or reclassify our outstanding shares of common stock into a larger or smaller number of shares; or

(b)
if our common stock is changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in the preceding paragraph), the August Warrant shall represent the right to purchase, in lieu of the number of shares of common stock which the August Warrant would otherwise represent the right to purchase, a number of shares of such other class or classes of stock equivalent to the number of shares of common stock which the August Warrant would have otherwise entitled the holder to purchase immediately before that change.

In addition, the number of shares issuable on exercise of an August Warrant will be decreased on a share-for-share basis by the number of shares of our common stock and our other securities, if any, sold (including short sales and sales or purchases of derivative securities) by the Investor during six (6) months following the date of issuance.

Redemption.    Each August Warrant is subject to redemption by us, at any time after issuance of such warrant, at a redemption price of $0.001 per share if the average closing bid price per share of our common stock for any fifteen (15) consecutive trading days prior to the notice of redemption is greater than or equal to 200% of the Purchase Price, or $1.44 in the case of the August 5 Closing and $2.056 in the case of the August 12 Closing (a “Triggering Event”). In the event that we wish to redeem the August Warrants, we must give notice of our intent to redeem the warrant (the “Notice of Redemption”) within five (5) business days after the Triggering Event. We may then redeem the warrant not less than thirty (30) days after the date that we give our Notice of Redemption.

Terms of the Agent Warrants

In connection with the August Private Placement, we issued to a financial advisor the August 5 Agent Warrant and the August 12 Agent Warrant, or the “Agent Warrants.” The Agent Warrants have an exercise price equal to 125% of the closing price of our common stock on the date of the applicable closing of our August Private Placement. The Agent Warrants are exercisable for a period of five years and are not redeemable.

Subsequent Closings of the Private Placement

We intend to enter into purchase agreements with investors for subsequent closings of the private placement of our common stock and, if applicable, warrants exercisable for shares of our common stock (the “Purchase Agreements”). The number of shares we intend to issue in subsequent closings would, when taken together with the shares issued in connection with the August Private Placement, exceed twenty percent (20%) of our outstanding common stock as of August 3, 2002. Consequently, we are seeking your approval of these potential issuances pursuant to the 20% Rule. Your approval of this Proposal 1 will effectively act as this approval. However, even if you approve this Proposal 1, there can be no assurances that subsequent closings will be consummated.

Summary of Terms of the Proposed Private Placement

General Terms.    We intend to issue shares of common stock (the “Shares”) in connection with the Proposed Private Placement at a purchase price per share equal to the average closing price of our common stock for the five trading days ending on the trading day prior to the closing date of the Proposed Private Placement (the “Purchase Price”). Depending on market conditions at the time of any closing of the Proposed Private Placement, the investor also may receive a warrant (the “Warrants”) to purchase a fixed number of shares of common stock equal to a percentage of the total number of Shares purchased by such investor. The total number of shares of common stock to be issued in connection with the Proposed Private Placement (including shares issuable upon the exercise of any warrants issued in connection therewith) shall not exceed 25,000,000.

The Warrants would have a term of four years and an exercise price of 125% of the Purchase Price (the “Warrant Exercise Price”).

Proceeds.    The Purchase Price is not determinable at this time, so we can only estimate the gross proceeds to be received in connection with the Proposed Private Placement based on certain assumptions. Assuming that the Purchase Price is equal to the fifty-two (52) week low closing price of our common stock, or $0.58, we could expect to receive gross proceeds from the Proposed Private Placement of approximately $10,357,142 (assuming that we sell 17,857,142 Shares and issue Warrants to purchase an additional 5,357,144 shares of common stock and warrants issued to placement agents (the “Placement Agent Warrants”) to purchase 1,785,714 shares of common stock), and net proceeds of approximately $9,632,742. Assuming the exercise of all of the Warrants and all Placement Agent Warrants, we would receive additional gross proceeds of approximately $5,178,872

(assuming an exercise price per share of $0.725). Assuming that the Purchase Price is equal to the fifty-two (52) week high closing price of our common stock, or $2.67, we could expect to receive gross proceeds from the Proposed Private Placement of approximately $47,678,569 (assuming that we sell 17,857,142 Shares and issue Warrants to purchase an additional 5,357,144 shares of common stock and Placement Agent Warrants to purchase 1,785,714 shares of common stock), and net proceeds of approximately $44,341,069. Assuming the exercise of all of the Warrants and all Placement Agent Warrants, we would receive additional gross proceeds of approximately $23,842,860 (assuming an exercise price per share of $3.338). Assuming that the Purchase Price is equal to the closing price of our common stock on the Record Date, or $[            ], we could expect to receive gross proceeds from the Proposed Private Placement of the Shares and Warrants of approximately $[                ] (assuming that we sell 17,857,142 Shares and issue Warrants to purchase an additional 5,357,144 shares of Common Stock and Placement Agent Warrants to purchase 1,785,714 shares of Common Stock), and net proceeds of approximately $[                ] . Assuming the exercise of all of the Warrants and all Placement Agent Warrants, we would receive additional gross proceeds of approximately $[                    ] (assuming an exercise price per share of $[                ]). Regardless of whether this Proposal 1 is approved by the stockholders, we cannot assure that we will be able to raise any funds through the issuance of Shares, Warrants or Placement Purchase Warrants. In addition, we note that the estimates for the net and gross proceeds listed above are based upon certain assumptions that may prove to be inaccurate. See also “Impact of the Issuances of Existing Shareholders.”

Fees; Placement Agent Warrants.    In connection with the Proposed Private Placement, we intend to appoint one or more placement agents (the “Placement Agents”), to act as our agents to complete the Proposed Private Placement. We have agreed to pay to one of the Placement Agents an aggregate fee equal to seven percent (7%) of the aggregate purchase price of the Shares sold in the Proposed Private Placement to investors initially introduced by such Placement Agent and to issue to such Placement Agent Placement Agent Warrants to purchase that number of shares of common stock equal to ten percent (10%) of the number of Shares sold in the Proposed Private Placement to investors initially introduced by such Placement Agent. The Placement Agent Warrants issuable to that Placement Agent will be exercisable for a period of five years and have an exercise price equal to 125% of the closing price of our common stock on the Closing Date. The Placement Agent Warrants will not be redeemable. We expect that any other Placement Agent Warrants will have similar terms. In addition, we will reimburse the Placement Agents for reasonable expenses incurred by them in connection with the Proposed Private Placement.

Subscribers.    We intend to sell Shares and Warrants (the “Securities”) only to investors who are “accredited investors” under Rule 501 of Regulation D promulgated by the SEC under the Securities Act. It is currently contemplated that the Proposed Private Placement of the Securities will expire not later than December 31, 2002. However, the terms of the Proposed Private Placement may be changed by the decision of our Board of Directors or by our management to the extent it has been delegated that authority by our Board of Directors.

Registration of Common Stock and Warrants.    Pursuant to the terms of the Proposed Private Placement, we intend to file with the SEC not less than forty-five (45) business days after the closing of the Proposed Private Placement (the “Closing Date”), and use our reasonable best efforts to have declared effective, a registration statement under the Securities Act covering the resale by the investors of the up to a total of 25,000,000 shares of Common Stock sold initially in the Proposed Private Placement and issuable upon exercise of the Warrants, if any, and the Placement Agent Warrants.

Summary of the Terms of the Warrants to be Issued in the Proposed Private Placement

General Terms.    Depending on market conditions at the time of any closing of the Proposed Private Placement, the investor may receive a Warrant that will entitle the holder to purchase a fixed number shares of Common Stock equal to a percentage of the total number of shares purchased by such investor at an exercise price of 125% of the Purchase Price, subject to the adjustments in certain cases described below under “The Warrants—Adjustments to Exercise Price and Number of Shares.” To the extent Warrants are issued in connection with the Proposed Private Placement, each such Warrant will be exercisable at any time during the four year period following the Closing Date and will have the general terms and conditions described herein.

Adjustments to Exercise Price and Number of Shares.    Each Warrant would be exercisable commencing six (6) months after the date of issuance. The exercise price and the number of shares of common stock to be issued upon the exercise of a Warrant would be subject to adjustment, from time to time, upon the occurrence of any of the following events:

(a)
if we (i) declare or pay a dividend in, or make a distribution of shares of common stock, on our outstanding shares of common stock, (ii) subdivide our outstanding shares of common stock into a greater or lesser number of shares, or (iii) combine or reclassify our outstanding shares of common stock into a larger or smaller number of shares; or

(b)
if our common stock is changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in the preceding paragraph), the Warrant shall represent the right to purchase, in lieu of the number of shares of common stock which the Warrant would otherwise represent the right to purchase, a number of shares of such other class or classes of stock equivalent to the number of shares of common stock which the Warrant would have otherwise entitled the holder to purchase immediately before that change.

In the event of a downward adjustment to the applicable exercise price of the Warrants, more shares of our common stock will therefore be issuable upon subsequent exercise of the warrants than would be issuable prior to such adjustment. Stockholder approval being sought hereby will constitute consent to such issuance even if they cause the aggregate number of shares of our common stock issuable on exercise of any Warrants to equal or exceed the number of shares permitted by the 20% Rule.

In addition, the number of shares issuable on exercise of a warrant will be adjusted down on a share-for-share basis by the number of shares of our common stock and our other securities sold (including short sales and sales or purchases of derivative securities) by the Investor during six (6) months after the date of issuance.

Redemption.     Additionally, each Warrant would be subject to redemption by us, at any time after issuance of such Warrant at a redemption price of $0.001 per share if the average closing bid price per share of our common stock for any fifteen (15) consecutive trading days prior to the notice of redemption is greater than or equal to 200% of the Purchase Price (a “Triggering Event”). In the event that we wish to redeem the Warrants, we would be required to give notice of our intent to redeem the Warrant (the “Notice of Redemption”) within five (5) business days after the Triggering Event. We may then redeem the Warrant not less that thirty days after the date that we give our Notice of Redemption.

Listing and Registration.     Pursuant to the terms of the Proposed Private Placement, we will file with SEC not later than forty-five (45) days after the Closing Date, and use our reasonable best efforts to have declared effective, a registration statement under the Securities Act covering the resale of the Shares and the shares of common stock underlying the Warrants, if any, and the Placement Agent Warrants.

Use of Proceeds

We intend to use the proceeds of the August Private Placement and any proceeds from the Proposed Private Placement for working capital, including, without limitation, in connection with our Phase III trial for the treatment of atrial fibrillation and our efforts to obtain Food and Drug Administration approval for our microcatheter currently in Phase III trial, and for such other general corporate purposes as our Board of Directors may determine from time to time. We intend to raise sufficient proceeds from the Proposed Private Placement to meet our capital requirements for a period of approximately one year.

Impact of the Issuances on Existing Stockholders

The issuance by us of all of the shares of common stock to be included in the August Private Placement, assuming the issuance of all shares of common stock underlying the August Warrants and the August Agent Warrants, would increase the number of outstanding shares of common stock from 42,883,608 outstanding on

August 3, 2002, to 52,659,628, an approximate 22.8% increase. The issuance by us of the shares in the August Private Placement and all that may be sold in the Proposed Private Placement, assuming the issuance of all shares of common stock issuable upon exercise of the warrants issued in connection with such placements, would increase the number of issued and outstanding shares of common stock from 42,883,608 on August 3, 2002, to 77,659,628 following the closing of the Proposed Private Placement, an approximate 81.1% increase.

If this Proposal 1 is approved, our existing stockholders will hold a smaller percentage of our outstanding capital stock and will have less influence over our affairs. Following the August 5 and August 12 Closings of the Private Placement described in this Proposal 1, the Investors purchased that number of shares of our common stock equal to 16.3% of our shares outstanding on August 3, 2002, and following such closings could potentially control approximately 18.6% of the total voting power of our outstanding capital stock (assuming exercise of the warrants issued in the August 5 and August 12 Closings).

Assuming for the purposes of the following calculations that the Proposed Private Placement results in the sale of 17,857,142 Shares, the issuance of Warrants to purchase an additional 5,357,144 shares of common stock, and the issuance of Placement Agent Warrants to purchase 1,785,714 shares of common stock, if a single investor or investor group were to purchase all of the Shares sold in the Proposed Private Placement, such investor or investor group could potentially control approximately 31.8% of the total voting power of our outstanding capital stock (assuming exercise of the Warrants issued in the Proposed Private Placement). In addition, following the closing of the August Private Placement and the Proposed Private Placement, the investors in these financings could hold up to 43% of our then-outstanding shares (assuming the exercise of all Warrants issued and issuable in these financings). Accordingly, the investors in our private placement may have significant influence over matters submitted to our stockholders.

The issuance of shares of common stock and the issuance of shares of common stock upon the exercise of Warrants pursuant to Purchase Agreements may result in a change in ownership as defined by Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). Pursuant to Sections 382 and 383 of the Code, the annual use of our net operating losses (“NOLs”) will be limited if there is a cumulative change of ownership (as that term is defined in Section 382(g) of the Code) of greater than 50% in the past three years. If a Section 382 ownership change occurs, there would be a substantial limitation on our ability to utilize our NOLs to offset future taxable income. As reported in our Form 10-K for the year ended December 31, 2001, we had approximately $27.6 million of NOL carryforwards at such time. There is no assurance, however, that we will generate taxable income in the future against which the NOLs could be applied.

Dissenters’ Rights

Under Delaware law, stockholders are not entitled to dissenters’ rights with respect to the transactions contemplated by this Proposal 1.

Vote Required

Under the NASD Rules, the minimum vote which will constitute stockholder approval of this Proposal 1 for the purposes of the 20% Rule is the affirmative vote of a majority of the total votes present in person or represented by proxy at the Special Meeting.

The Nasdaq has informed us that the votes of any shares issued in the August Private Placement or issued or issuable upon exercise of the warrants issued in connection with the August Private Placement must be excluded from the vote on Proposal 1 pursuant to the NASD Rules.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF PROPOSAL 1.

PROPOSAL 2

APPROVAL OF AN AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

Our Board of Directors has approved an amendment to our Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to increase the number of authorized shares of common stock to 100,000,000 from 75,000,000. Our Board of Directors unanimously recommends that our stockholders approve this amendment.

As of September 3, 2002, 49,866,485 shares of our common stock were issued and outstanding. An additional 7,184,166 shares of common stock were reserved for future issuance under our stock plans, of which 4,595,476 shares were covered by outstanding options and 2,588,690 shares were available for future grant or purchase. Additionally, as of September 3, 2002, warrants to purchase 9,002,998 shares of common stock were issued and outstanding.

The number of shares of common stock issued and issuable upon exercise of the warrants issued in the August Private Placement could exceed 9,776,020. We also plan to raise financing through the private placement of shares of our common stock and warrants to purchase shares of our common stock as described in Proposal 1. We expect that the number of shares of common stock issued in the Proposed Private Placement (assuming the issuance of all shares of common stock issuable upon exercise of warrants issued in the Proposed Private Placement) could be approximately 25,000,000. The authorized shares of common stock currently available is not sufficient to enable us to consummate the Proposed Private Placement of stock and warrants. Regardless of whether this Proposal 2 is approved by the stockholders, we cannot assure you that we will be able to raise any funds through the issuance of stock and warrants or otherwise.

Our Board of Directors believes that the authorized shares of common stock remaining available for future issuances is not sufficient to enable us to respond to potential business opportunities and to pursue important objectives that may be anticipated. Accordingly, our Board of Directors believes that it is in our best interests to increase the number of authorized shares of common stock as described above. Our Board of Directors also believes that the availability of such shares will provide us with the flexibility to issue common stock for proper corporate purposes that may be identified by our Board of Directors from time to time, such as financings, acquisitions, strategic business relationships or stock dividends (including stock splits in the form of stock dividends). Further, our Board of Directors believes the availability of additional shares of common stock will enable us to attract and retain talented employees through the grant of stock options and other stock-based incentives. The issuance of additional shares of common stock may have a dilutive effect on earning per share and, for a person who does not purchase additional shares to maintain his or her pro rata interest, on a stockholder’s percentage voting power.

If Proposal 2 is approved, the authorized shares of common stock in excess of those issued and outstanding, and those planned to be issued pursuant to the August Private Placement, the Proposed Private Placement and stock plans, is estimated to be approximately 5,000,000 shares and those shares will be available for issuance at such times and for such corporate purposes as our Board of Directors may deem advisable without further action by our stockholders, except as may be required by applicable laws or the rules of any stock exchange or national securities association trading system on which the securities may be listed or traded. We do not presently have any plans to issue any of the excess shares. However, upon issuance, such shares of common stock will have the same rights as the outstanding shares of common stock. Holders of our common stock do not have preemptive rights.

Our Board of Directors does not intend to issue any common stock except on terms which our Board deems to be in our best interests and in the best interests of our then-existing stockholders.

Our Board of Directors does not recommend this proposed amendment with the intent to use the ability to issue additional common stock to discourage tender offers or takeover attempts. However, the availability of authorized common stock for issuance could render more difficult or discourage a merger, tender offer, proxy contest or other attempt to obtain control of us. The proposed amendment is not in response to any effort on the part of any party to accumulate material amounts of common stock or to acquire control of us by means of merger, tender offer, proxy contest or otherwise, or to change our management.

The text of the first paragraph of Paragraph A of Article IV of the Certificate of Incorporation, as it is proposed to be amended pursuant to this proposal, is as follows:

“This corporation is authorized to issue two classes of stock to be designated common stock (“Common Stock”“) and preferred (“Preferred Stock”“). The total number of shares which the Corporation is authorized to issue is One Hundred Five Million (105,000,000) shares. The number of shares of Common Stock authorized to be issued is One Hundred Million (100,000,000), par value $0.001 per share, and the number of shares of Preferred Stock authorized to be issued is Five Million (5,000,000), par value $0.001 per share.”

Vote Required

The affirmative vote of the holders of a majority of our outstanding common stock is required to approve this Proposal 2. If approved by the stockholders, the proposed amendment to our Certificate of Incorporation will become effective upon the filing of a Certificate of Amendment with the Secretary of State of Delaware, which is expected the take place as soon as practicable after the Special Meeting.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 2.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of September 3, 2002 by: (1) each person known by us to be a beneficial owner of five percent or more of our common stock, (2) each of our directors, (3) each of our executive officer named in the Summary Compensation Table set forth herein and (4) all current directors and executive officers as a group.

PRINCIPAL STOCKHOLDERS

Name and Address	Number of Shares	Percent of Total Shares Outstanding (1) (2)

David W. Tice & Associates, Inc. (3) 8140 Walnut Hill Lane, Suite 300 Dallas, TX 75231	5,226,613	10.4%

Entities Affiliated with e-New Media Company Limited (4) Chinachem Golden Plaza, Suite 1502 77 Mody Road Tsimshatsui East, Kowloon Hong Kong	4,728,470	9.4%

Biotechnology Development Fund II, L.P. (5) 575 High Street, Suite 201 Palo Alto, CA 94301	3,734,226	7.4%

Asia Peak Holdings, Ltd. and its Affiliate (6) 297 Prince Edward Road West, Flat 2B Kowloon, Hong Kong China	2,606,872	5.2%

Gabriel B. Vegh (7) (8)	752,200	1.5%

Phillip C. Radlick, Ph.D. (7)	433,861	*

Rodolfo C. Quijano, M.D., Ph.D. (7)	24,000	*

Jesse D. Erickson (7)	21,000	*

Lawrence J. Siskind (7)	20,000	*

William Wheeler (7)	276,236	*

Ronald E. Bourquin (7)	252,383	*

Eric K.Y. Chan, Ph.D. (7)	136,295	*

Victor J. Barajas (7)	195,406	*

All current directors and executive officers as a group (11 persons) (9)	2,184,976	4.2%

*	Less than one percent.
(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In determining the number of shares beneficially owned by a person, options or warrants to purchase common stock held by that person that are currently exercisable, or become exercisable within 60 days following September 3, 2002, are deemed outstanding; however, such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person. We believe that all of the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table.

(2)	As of September 3, 2002, 49,866,485 shares of common stock were issued and outstanding.

(3)
Each of David W. Tice & Associates, Inc. and Prudent Bear Funds, Inc. beneficially owns 5,226,613 shares of common stock, including 509,349 shares issuable upon exercise of warrants, with (i) David W. Tice & Associates, Inc. having sole dispositive power over such shares and (ii) Prudent Bear Funds, Inc. having sole voting power over such shares.

(4)
Each of Richtime Management Limited, e-New Media Investments Limited and e-New Media Company Limited beneficially owns 4,728,470 shares of common stock, including 389,492 shares issuable upon exercise of warrants, and had shared and sole dispositive power over such shares.

(5)	Includes 674,818 shares of common stock issuable upon exercise of a warrant.
(6)
Each of Victor Lee and Asia Peak Holdings, Ltd. beneficially own 2,606,872 shares of common stock, including 137,795 shares issuable upon exercise of a warrant held by Victor S. Lee and 416,666 shares of common stock issuable upon exercise of a warrant held by Asia Peak Holdings, Ltd., with Victor S. Lee having sole dispositive and voting power over such shares.

(7)
The amounts shown include shares of common stock which may be acquired currently or within 60 days of September 3, 2002 through the exercise of options, as follows: Mr. Vegh, 613,059 shares; Dr. Radlick, 432,861 shares; Dr. Quijano, 24,000 shares; Mr. Erickson, 20,000 shares; Mr. Siskind, 20,000 shares; Mr. Wheeler, 210,421 shares; Mr. Bourquin, 231,062 shares; Dr. Chan, 136,295 shares; and Mr. Barajas, 146,014 shares.

(8)	Includes 136,141 shares of common stock held by Mr. Vegh and his wife, Kathleen G. Vegh, tenants in common and 3,000 shares held in a retirement account for the benefit of Mr. Vegh’s spouse.
(9)	Includes 1,918,239 shares of common stock subject to stock options exercisable currently or within 60 days of September 3, 2002.

COMPENSATION OF EXECUTIVE OFFICERS

The following table shows the compensation received by (1) the individual who served as our Chief Executive Officer during the fiscal year ended December 31, 2001; (2) the four other most highly compensated individuals who served as one of our executive officers during the fiscal year ended December 31, 2001; and (3) the compensation received by each such individual for our preceding two fiscal years.

SUMMARY COMPENSATION TABLE

	Fiscal Year	Annual Compensation				Long-Term Compensation Awards	All Other Compensation
Securities Underlying
Name & Principal Position		Salary (1)		Bonus (2)		Options/SARs (#)(3)

Gabriel B. Vegh Chief Executive Officer and Chairman of the Board	2001 2000 1999	$ $ $	220,001 202,904 184,995	$ $ $	70,000 110,000 35,000	200,000 292,295 57,705	— — —

William K. Wheeler (4) President and Chief Operating Officer	2001 2000	$ $	223,364 104,799		$125,000 —	75,000 200,000	— $32,178

Ronald E. Bourquin Senior Vice President, Chief Financial Officer and Secretary	2001 2000 1999	$ $ $	197,071 179,168 124,987	$ $ $	105,000 45,000 30,000	50,000 100,000 40,000	— — —

Eric K.Y. Chan, Ph.D. Vice President, Product Development	2001 2000 1999	$ $ $	170,460 152,427 137,018	$ $	50,000 10,000 —	25,000 95,000 15,000	— — —

Victor J. Barajas Senior Vice President, Operations	2001 2000 1999	$ $ $	162,428 140,928 124,602	$ $ $	35,000 3,000 20,000	55,000 55,000 20,000	— — —

(1)	Includes amounts deferred under our 401(k) plan.
(2)	Includes bonuses earned in the indicated year and paid in the subsequent year.
(3)
Includes options to purchase shares of common stock that were granted in 2000 in exchange for unexercised options granted prior to 1999 (which were canceled in 2000) with an exercise price above $1.16 per share as follows: Mr. Vegh, 142,295 shares; Mr. Bourquin, 15,000 shares; Dr. Chan, 70,000 shares; and Mr. Barajas, 25,000 shares.

(4)
Mr. Wheeler began his employment with us on May 15, 2000, with an annual base salary of $175,000, a guaranteed first year bonus of $50,000 payable in January 2001 and relocation and housing assistance.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

We granted stock options representing 859,400 shares of our common stock to employees in the fiscal year ended December 31, 2001.

	Number of Shares Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal 2001	Exercise or Base Price per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name					5%		10%
Gabriel B. Vegh	200,000	23.3%	$0.34	04/06/2011		$705,073		$1,221,609
William K. Wheeler	75,000	8.7%	$0.34	04/06/2011		$264,403		$458,103
Ronald E. Bourquin	50,000	5.8%	$0.34	04/06/2011		$176,268		$305,402
Eric K.Y. Chan, Ph.D.	25,000	2.9%	$0.34	04/06/2011		$88,134		$152,701
Victor J. Barajas	35,000 20,000	4.1% 2.3%	$0.34 $1.87	04/06/2011 10/15/2011	$ $	123,388 39,907	$ $	213,782 91,561

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

The following table sets forth certain information with respect to stock options exercised by the Named Executive Officers during the fiscal year ended December 31, 2001. In addition, the table sets forth the number of shares covered by stock options as of the fiscal year ended December 31, 2001 and the value of “in-the-money” stock options, which represents the positive spread between the exercise price of a stock option and the market price of the shares subject to such option at the end of the fiscal year ended December 31, 2001.

Name	Shares Acquired on Exercise	Value Realized	Number of Unexercised Options/ SARs at Fiscal Year End (#) Exercisable/ Unexercisable	Value of Unexercised In-the Money Options/ SARs at Fiscal Year End Exercisable/ Unexercisable(1)
Gabriel B. Vegh	—	—	367,954 / 309,605	$518,293 / $443,341
William K. Wheeler	—	—	87,500 / 187,500	$106,500 / $257,500
Ronald E. Bourquin	—	—	149,658 / 84,043	$93,310 / $ 59,466
Eric K.Y. Chan, Ph.D.	—	—	91,126 / 43,874	$94,334 / $ 59,466
Victor J. Barajas	—	—	90,322 / 76,251	$84,578 / $ 85,576

(1)	Based on the $2.26 per share closing price of our common stock on the Nasdaq National Market on December 31, 2001, less the exercise price of the options.

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The following is a report of the Compensation Committee of the Board describing the compensation policies applicable to our executive officers during the fiscal year ended December 31, 2001. The Compensation Committee is responsible for establishing and monitoring our general compensation policies and our compensation plans, as well as the specific compensation levels for executive officers. Executive officers who are also directors have not participated in deliberations or decisions involving their own compensation.

General Compensation Policy

Under the supervision of our Board, our compensation policy is designed to attract and retain qualified key executives critical to our growth and long-term success. It is the objective of our Board to have a portion of each executive’s compensation contingent upon our performance as well as upon the individual’s personal performance. Accordingly, each executive officer’s compensation package is comprised of two elements: (1) base salary which reflects individual performance and expertise, and (2) long-term stock-based incentive awards which are designed to strengthen the mutual interests of the executive officers and our stockholders. Additionally, some executives are eligible for variable bonus awards payable in cash which are tied to the achievement of certain performance goals that our Board establishes from time to time for us.

The summary below describes in more detail the factors which our Board considers in establishing each of the three primary components of the compensation package provided to the executive officers.

Base Salary

The level of base salary is established primarily on the basis of the individual’s qualifications and relevant experience, the strategic goals for which he or she has responsibility, the compensation levels at companies which compete with us for business and executive talent, and the incentives necessary to attract and retain qualified management. Base salary is adjusted each year to take into account the individual’s performance and to maintain a competitive salary structure. Our performance does not play a significant role in the determination of base salary.

Cash-Based Incentive Compensation

Cash bonuses are awarded on a discretionary basis to executive officers on the basis of their success in achieving designated individual goals and our success in achieving specific Company-wide goals, such as customer satisfaction, revenue growth and earnings growth.

Long-Term Incentive Compensation

We have utilized our stock option plan to provide executives and other key employees with incentives to maximize long-term stockholder values. Awards under this plan by our Board take the form of stock options designed to give the recipient a significant equity stake in us and thereby closely align his or her interests with those of our stockholders. Factors considered in making such awards include the individual’s position in our organization, his or her performance and responsibilities and internal comparability considerations.

Each option grant allows the executive officer to acquire shares of common stock at a fixed price per share (the fair market value on the date of grant) over a specified period of time (up to 10 years). The options typically vest in periodic installments over a four-year period, contingent upon the executive officer’s continued

employment with us. Accordingly, the option will provide a return to the executive officer only if he or she remains in our service, and then only if the market price of the common stock appreciates over the option term.

Compensation of the Chief Executive Officer

Gabriel B. Vegh has served as our Chief Executive Officer since June 2000. His base salary for fiscal 2001 was $220,000. Other compensation paid to Mr. Vegh included stock options grant and a bonus based on his performance to objectives as set by our Board.

The factors discussed above in “Base Salary,” “Cash-Based Incentive Compensation,” and “Long-Term Incentive Compensation” were applied by the Compensation Committee in establishing the amount of Mr. Vegh’s salary, stock options grant and bonus. Mr. Vegh did not participate in any decisions related to his respective compensation. Significant factors the Compensation Committee considered in establishing Mr. Vegh’s compensation included his individual performance, the achievement of specific objectives including clinical milestones achieved and performance to plan for the year. The Compensation Committee felt Mr. Vegh’s performance in these areas contributed to achieving a majority of these objectives and, accordingly, exercised its judgment in awarding the salary increase and bonus shown in the Summary Compensation Table.

Deductibility of Executive Compensation

The Compensation Committee has considered the impact of Section 162(m) of the Internal Revenue Code adopted under the Omnibus Budget Reconciliation Act of 1993, which section disallows a deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the CEO and four other most highly compensated executive officers, respectively, unless such compensation meets the requirements for the “performance-based” exception to Section 162(m). As the cash compensation paid by us to each of its executive officers is expected to be below $1 million and the Committee believes that options granted under our 1993 Stock Option Plan to such officers will meet the requirements for qualifying as performance-based, the Committee believes that Section 162(m) will not affect the tax deductions available to us with respect to the compensation of its executive officers. It is the Committee’s policy to qualify, to the extent reasonable, its executive officers’ compensation for deductibility under applicable tax law. However, we may from time to time pay compensation to its executive officers that may not be deductible.

Compensation Committee

Jesse D. Erickson
Phillip C. Radlick, Ph.D.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of our Board currently consists of Mr. Erickson and Dr. Radlick. The Compensation Committee met one time in 2001. No member of the Compensation Committee and none of our executive officers has a relationship that would constitute an interlocking relationship with executive officers or directors of any other entity.

DIRECTORS’ COMPENSATION

Directors currently receive no cash fees for services provided in that capacity but are reimbursed for reasonable expenses incurred in connection with attendance at meetings of our Board. Our 1997 Directors’ Stock Option Plan (the “Directors’ Plan”) provides that each person who becomes one of our non-employee directors will be granted a non-statutory stock option to purchase 20,000 shares of common stock on the date on which such person first becomes a non-employee director. This initial grant is fully exercisable on the initial date of the grant. In addition, on the date of each annual meeting of our stockholders at which such director is re-elected, each such non-employee director shall be granted an additional option to purchase 2,000 shares of common stock if, on such date, he or she shall have served on our Board for at least three months during the current fiscal year, such option will become exercisable in full on the date of grant. Each of the nominees for director will have served for more than three months at the time of an annual meeting, and so each will receive options to purchase 2,000 shares of our common stock under the Directors’ Plan if they are re-elected to the Board at the annual meeting. As of the Record Date, 78,000 shares had been issued under the Directors’ Plan and 74,000 remain outstanding.

TRANSACTIONS WITH MANAGEMENT

In December 1997, we entered into a $300,000 note receivable agreement with Phillip C. Radlick, Ph.D., one of our Directors and then our President and Chief Executive Officer to facilitate the purchase of a principal residence in the Bay Area. The note bears interest at the minimum Applicable Federal Rate of 6.45% at the time the note was issued and is due and payable in a single lump sum forty-eight months from the note date. Our Board of Directors has amended Dr. Radlick’s agreement to extend this loan as long as Dr. Radlick is a member of our Board of Directors. As security for the note, Dr. Radlick granted us a security interest in his vested stock options. At September 10, 2002, $278,500 of the principal balance was remaining and approximately $88,500 of interest has accrued. The note receivable and accrued interest are included in our balance sheet.

In June 2000, we entered into a note receivable agreement with William Wheeler, our President and Chief Operating Officer, to facilitate the purchase of a principal residence in the Bay Area. The note calls for an initial payment by us of $142,500 with an additional $5,000 per month up to a maximum of $300,000. The note bears interest at the minimum Applicable Federal Rate of 6.42% at the time the note was issued and is due and payable in a single lump sum forty-eight months from the note date. Our Board of Directors amended Mr. Wheeler’s agreement by granting Mr. Wheeler a $75,000 bonus in May 2001 in lieu of further additional monthly payments to him. As security for the note, Mr. Wheeler granted us a security interest in his vested stock options. At September 10, 2002, $192,500 of the principal balance was remaining and approximately $26,400 of interest has accrued. The note receivable and accrued interest are included in our balance sheet.

We have entered into indemnification agreements with our officers and directors containing provisions which may require us, among other things, to indemnify our officers and directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS

Mr. Vegh is party to an employment agreement dated August 30, 2000. The agreement provides for an initial salary of $220,000 for Mr. Vegh’s services as the President and Chief Executive Officer and accelerated vesting of all of Mr. Vegh’s options in the event of a change in control of Cardima (as such term is defined in the agreement). In addition, Mr. Vegh is entitled to an annual bonus to be determined by the Board. In the event Mr. Vegh is terminated due to a “change in control” of Cardima or, for other than for “good cause” (both terms as defined in the agreement), Mr. Vegh will receive his salary for six months, one half the prior year’s bonus and our standard fringe benefits for six months.

Mr. Wheeler is party to an employment agreement dated August 30, 2000. The agreement provides for an initial salary of $175,000 and accelerated vesting of all of Mr. Wheeler’s options in the event of a “change in control” of Cardima (as such term is defined in the agreement). In addition, Mr. Wheeler is entitled to an annual bonus to be determined by our Board. In the event Mr. Wheeler is terminated due to a “change in control” of the Cardima or, for other than for “good cause” (both as defined in the agreement), Mr. Wheeler will receive his salary for six months, one half the prior year’s bonus and our standard fringe benefits for six months.

Mr. Bourquin is party to an employment agreement dated August 30, 2000. The agreement provides for an initial salary of $175,000 and accelerated vesting of all of Mr. Bourquin’s options in the event of a “change in control” of Cardima (as such term is defined in the agreement). In addition, Mr. Bourquin is entitled to an annual bonus to be determined by our Board. In the event Mr. Bourquin is terminated due to a “change in control” of Cardima or, for other than “good cause” (both as defined in the agreement), Mr. Bourquin will receive his salary for six months, one half the prior year’s bonus and our standard fringe benefits for six months.

Dr. Chan is party to an employment agreement dated August 30, 2000. The agreement provides for an initial salary of $175,000 and accelerated vesting of all of Dr. Chan’s options in the event of a “change in control” of Cardima (as such term is defined in the agreement). In addition, Dr. Chan is entitled to an annual bonus to be determined by our Board. In the event Dr. Chan is terminated due to a “change in control” of Cardima or, for other than “good cause” (both as defined in the agreement), Dr. Chan will receive his salary for six months, one half the prior year’s bonus and our standard fringe benefits for six months.

Mr. Barajas is party to an employment agreement dated August 30, 2000. The agreement provides for an initial salary of $150,000 and accelerated vesting of all of Mr. Barajas’ options in the event of a “change in control” of Cardima (as such term is defined in the agreement). In addition, Mr. Barajas is entitled to an annual bonus to be determined by our Board. In the event Mr. Barajas is terminated due to a “change in control” of Cardima or, for other than for “good cause” (both as defined in the agreement), Mr. Barajas will receive his salary for six months, one half the prior year’s bonus and our standard fringe benefits for six months.

STOCK PERFORMANCE GRAPH

The following graph compares the cumulative total stockholder return data for the our stock since June 6, 1997 (the date on which ours stock was first registered under Section 12 of the Securities Exchange Act of 1934, as amended) to the cumulative return over such period of (1) Cardima, Inc., (2) the Nasdaq Medical Products Index and (3) the Nasdaq National Market U.S. Composite Index. The graph assumes that $100 was invested on June 6, 1997, the date on which we completed the initial public offering of our Common Stock, in our Common Stock and in each of the comparative indices. The graph further assumes that such amount was initially invested in our Common Stock at a per share price of $7.00, the price to which such stock was first offered to the public by us on the date of its initial public offering, and reinvestment of any dividends. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

COMPARISON OF FISCAL YEAR CUMULATIVE TOTAL RETURN
AMONG CARDIMA, INC., NASDAQ MEDICAL PRODUCTS INDEX
AND NASDAQ NATIONAL MARKET U.S. COMPOSITE INDEX

Comparison of Cumulative Total Return

The information contained in the Stock Performance Graph shall not be deemed to be “soliciting material” or to be filed with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent we specifically incorporate it by reference into such filing.

	6/6/97	12/31/97	12/31/98	12/31/99	12/29/00	12/31/01
Cardima, Inc.	$100.00	$62.50	$38.40	$25.90	$3.57	$32.29
Nasdaq Composite Index	100.00	111.83	154.89	288.74	174.23	137.36
Nasdaq Medical Products Index	100.00	111.86	124.54	150.83	155.61	170.87

Assumes $100 invested on June 6, 1997, the effective date of our Initial Public Offering, in stock or index, including reinvestment of dividends to the fiscal year ending December 31, 2001.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR ANNUAL MEETING

Proposals of stockholders intended to be presented at our Annual Meeting must be received by us no later than December 26, 2002 in order to be considered for inclusion in our proxy materials for that meeting. Our bylaws also establish an advance notice procedure with respect to certain stockholder proposals and director nominations. If a stockholder wishes to have a stockholder proposal considered at our next annual meeting, the stockholder must give timely notice of the proposal in writing to our Secretary. To be timely, a stockholder’s notice of the proposal must be delivered to, or mailed and received at our executive offices not less than 50 days nor more than 75 days prior to the proposed date of the annual meeting; provided, however, that if less than 65 days notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice of the proposal to be timely must be received no later than the 15th day following the day on which such notice of the date of the annual meeting is mailed or public disclosure of the meeting date is given.

OTHER MATTERS

Our Board of Directors knows of no other business that will be presented to the Special Meeting. If any other business is properly brought before the Special Meeting, proxies in the enclosed form will be voted in respect thereof as the proxy holders deem advisable.

It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

By Order of the Board of Directors,

Ronald E. Bourquin Senior Vice President, Chief Financial Officer and Secretary

Fremont, California
September     , 2002

CARDIMA, INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR SPECIAL MEETING ON OCTOBER [7], 2002

The undersigned stockholder of Cardima, Inc. (the “Company”) acknowledges receipt of Notice of the Special Meeting of Stockholders and Proxy Statement, each dated September     , 2002, and the undersigned revokes all prior proxies and appoints Gabriel B. Vegh and Ronald E. Bourquin, or each of them, proxies for the undersigned to vote all shares of Common Stock of the Company which the undersigned would be entitled to vote at the Special Meeting of Stockholders to be held at the principal executive offices of the Company, located at 47266 Benicia Street, Fremont, California 94538, at 9:00 a.m. local time on October [7], 2002, and any postponement or adjournment thereof, and instructs said proxies to vote as follows:

1.	TO APPROVE THE ISSUANCE OF SHARES OF OUR COMMON STOCK AND WARRANTS TO PURCHASE SHARES OF OUR COMMON STOCK IN CONNECTION WITH OUR PRIVATE PLACEMENT

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	TO APPROVE AN AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 75,000,000 TO 100,000,000

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF NO SPECIFICATIONS ARE MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

CARDIMA, INC.
BOARD OF DIRECTORS PROXY
Special Meeting of Stockholders October [7], 2002

Dated this         day of                         , 2002

(Signature of Stockholder)

(Signature of Stockholder)

Please sign exactly as your name or names appear hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If shares are held jointly, each holder must sign.

Please Mark, Sign, Date and Mail This Proxy Card Promptly, Using the Enclosed Envelope.